USPB UPDATE
Volume 21, Issue 1	www.uspremiumbeef.com	866-877-2525	March 15, 2017

Significant Improvement in
2016 Financial Results

U.S. Premium Beef’s financial results improved significantly in fiscal year 2016 as compared to the prior fiscal year. For fiscal year 2016, which ended December 31, 2016, USPB recorded net income of $46.4 million compared to a net loss of $21.3 million for the prior year, an improvement of approximately $67.7 million. The turnaround in USPB income was the direct result of how well National Beef performed last year. The combined effects of increased margins per head and an increase in volume drove National Beef’s profitability to a record high level of $326.9 million, a phenomenal improvement from the $125.7 million loss in the prior year.

In addition to net income discussed above, USPB also had taxable income of $58.9 million for the year. The 2016 K-1’s were either mailed or emailed early in the week of Feb 20.

In November 2016, USPB’s Board of Directors approved the distribution of the escrow proceeds from the 2011 transaction with Leucadia, and, in February 2017, approved a tax distribu-

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Young Producers Council
Completes First Session

Last June, U.S. Premium Beef announced the formation of a Young Producers Council (YPC). The goal was to identify young men and women that have recently assumed management positions in operations affiliated with USPB that could benefit from a better understanding of the company history, operations and procedures.

The initial YPC class was comprised of 20 individuals who attended sessions in Kansas City last November, and Dodge City in March of this year. Activities included discussion with management of USPB, National Beef and the Kansas City Steak Company. All participants toured the Kansas City office, the Kansas City Steak Company and National Beef’s

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FY 2016 KS Cattle Grid
Performance Summary

Fiscal year 2016 brought another year of heavier cattle with extremely high quality grading. As in previous years, the U.S. Premium Beef grids continued to reward high quality cattle and helped beef producers capture more total dollars for their cattle.

For all USPB cattle delivered to National Beef plants, overall premium was the sixth highest in company history at $44.94 per head more than if they were marketed on the average cash, live market. This was down slightly from the previous year.

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USPB Attends NCBA Convention

Tracy Thomas and Brian Bertelsen of USPB served beef tenderloin tips to many attendees at the recent 2017 NCBA Trade Show and Convention in Nashville, TN. Over 9,300 producers from around the world were there to take in this year’s convention. Many USPB members were in attendance to help NCBA develop association policies and procedures for the year. ♦

FY 2016 Annual Meeting in
Dodge City on March 23, 2017

U.S. Premium Beef’s fiscal year 2016 annual meeting will be held in Dodge City, KS at the United Wireless Arena and Conference Center on Thursday, March 23, 2017. The National Beef presentation and USPB Business meeting will begin at 3:00 p.m. A reception and dinner will follow the business meeting. We will also have a presentation following dinner featuring speaker Mitch Holthus. Holthus is the play-by-play voice of the Kansas City Chiefs, as well as a Smith Center, Kansas native and former radio announcer for the Kansas State Wildcats. A tour of the National Beef Packing Plant in Dodge City for a limited number of participants will take place the next day.

We look forward to seeing you in Dodge City on March 23rd. ♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

FY 2016 KS Cattle Grid…	continued from page 1

brand was record high. In total, over 59% of all black hided cattle qualified for a branded beef premium on the USPB grid.

The Choice/Select spread was the third highest during company history. This was an unexpected combination to have high quality grade and a wide spread. As a result, quality grade premium per head was the second largest on record and, once again, the largest component of overall premium.

Feedyard placement weights (in weight) were record high during company history. This, combined with good feeding conditions resulted in record high live and carcass weights. On average, live weights were 15 pounds greater than the previous record in 2015.

Apparent total feedyard gain and apparent average daily gain were both record high. Although USPB does not collect actual closeouts from feedyards, calculations can be made from the in weight and days on feed that is submitted on the showlist form for most lots. On average, USPB cattle gained a total of 571 pounds from their in weight to their live pay weight at delivery and averaged an impressive 3.62 pounds of gain per day in the feedyard. As a result, Heavyweight percentage and Outweight discounts were the largest in USPB history. It is important to remember that during 2013, weights and yields were higher due, in part, to the use of the beta-agonist Zilmax.

Table 1 below lists the carcass grid performance, and Table 2 on page 3 lists the premium breakdown for the last four years. Quality grades continued to set new records. The percentage of carcasses grading Choice and Prime was record high for the third consecutive year. This marks the second consecutive year above 80%.

Within the entire U.S. beef industry, quality grading was also record high during company history according to reports by the USDA for fed cattle graded in U.S. packing plants. USPB held an advantage of over eleven percentage points more Choice and Prime percentage than the entire industry, which was a record high level of superiority over the industry average.

Prime percentage of USPB carcasses also continued to increase. Industry averages were the highest they have been during the company’s history.

The percentage of USPB carcasses that were eligible for the Certified Angus Beef (CAB) brand was also record high. This was driven by a record high certification rate within black hided cattle, meaning the percentage of carcasses, from black hided cattle, that met the carcass specifications for the CAB

Table 1. USPB BENCHMARK PERFORMANCE TABLE–KS Plants
	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017 YTD (Jan. 2 - Mar. 4)

Yield, or dressing percentage, of USPB cattle was higher. However, plant average yields also increased in 2016. This resulted in a Yield benefit per head that was less than previous years.

Yield Grades were generally lower, or leaner, in 2016. Yield grade is an indicator of body composition with lower values for generally leaner and/or heavier muscled carcasses. It is impressive to see “leaner” Yield Grades together with record high quality grading.

Looking at the USPB individual animal instrument grading database, backfat thickness was equal to the previous year which was the highest, or fattest, in the last eleven years. However, ribeye in relation to carcass weight, or “muscling” was the largest, or best, that it has ever been in the last fifteen years since the company has been tracking this data. As a result, on average, carcasses had enough added muscling to compensate for the high level of backfat and still have a lower average Yield Grade than the previous two years. Yield Grade discount was the smallest, or least negative in the last sixteen years.

	All	All	All	All	All	Top 25%
In Weight	745	739	756	765	767	760
Days Fed	153	154	159	158	157	161
Live Weight	1296	1293	1321	1336	1335	1332
Carcass Weight	838	827	849	859	856	865
Yield, %	64.67	64.00	64.24	64.31	64.13	64.92
Prime, %	2.66	2.99	4.18	4.40	4.34	5.40
Choice & Prime, %	73.85	75.92	82.83	87.34	88.46	90.78
CAB, %	26.94	26.35	25.97	27.75	28.14	29.97
BCPR, %	18.04	18.76	18.49	16.99	18.23	18.33
Ungraded, %	0.90	0.87	0.91	0.84	0.54	0.31
Hard Bone, %	0.53	0.38	0.57	0.64	0.75	0.45
Yield Grade 1, %	10.91	5.87	8.90	9.87	8.21	7.91
Yield Grade 2, %	35.61	30.84	34.75	35.40	34.67	33.81
Yield Grade 3, %	39.84	45.47	41.35	40.44	42.06	43.32
Yield Grade 4, %	12.22	16.11	13.38	12.81	13.49	13.46
Yield Grade 5, %	1.27	1.71	1.59	1.48	1.57	1.50
Avg. Yield Grade	2.57	2.77	2.64	2.61	2.65	2.67
Lightweight, %	0.30	0.33	0.29	0.21	0.26	0.12
Heavyweight, %	1.67	1.32	2.91	3.09	2.21	1.70
Overall Premium	$62.21	$49.25	$49.42	$44.94	$34.95	$68.90
CH/SE Sprd. $/cwt	$10.46	$8.60	$7.45	$10.57	$6.13	$6.13
Heifer lots, %	50.37	55.86	48.80	50.26	55.61	NA
Black-hided %	76.17	77.43	75.83	75.35	79.41	80.77

Natural premiums were significantly lower. This was due primarily to the discontinuing of the Naturewell program. Table 2 shows the total natural premiums divided across all USPB cattle. This explains why the natural premium values are small, even though the premiums are high for lots that qualified for a natural program.

Total premiums paid for all USPB cattle was $38.3 million during fiscal year 2016. This was the fourth highest total premium on record for the company and $1.9 million less than the previous year.

In total, U.S. Premium producers have delivered more than 12.9 million head to National Beef’s Kansas plants since the company began operations in 1997. These high quality cattle provide a solid base supply of carcasses that can be marketed under branded beef labels and add value to the product marketed by National Beef. ♦

Table 2. Premium Breakdown—KS Plants
	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016
$/Head
Quality Grade	$30.96	$26.83	$26.49	$31.02
Yield	$32.56	$26.81	$24.11	$18.18
Yield Grade	-$3.90	-$5.86	-$1.53	-$1.04
Outweights	-$2.65	-$2.20	-$4.46	-$5.27
Subtotal Premium	$56.97	$45.57	$44.61	$42.89
ASV	$1.15	$0.00	$0.00	$0.00
Natural	$4.09	$3.67	$4.81	$2.05
Overall Premium	$62.21	$49.25	$49.42	$44.94
Top 75% Premium	$76.47	$62.33	$63.85	$57.85
Top 50% Premium	$89.35	$73.43	$77.03	$68.31
Top 25% Premium	$107.80	$89.18	$97.51	$83.31
Significant Improvements in 2016...	continued from page 1

tion for tax year 2016. In total, USPB distributed $62.8 million, or $83.41 per combined Class A and Class B units, to our members in those two distributions.

The 2011 IRS tax audit continues. USPB attempted to resolve the audit through the appeals process, but was not successful. On February 14, 2017, Mark Gardiner, as Tax Matters Partner for USPB and on behalf of all USPB members, filed a petition for judicial review with the United States District Court for the Western District of Missouri.

For fiscal year 2016, USPB producers delivered 852,599 head of cattle through USPB to National Beef, an increase of 39,259 head when compared to the prior fiscal year. Strong grid premiums contributed to the increase in deliveries. For the year, average gross premiums for all of the cattle delivered was $44.94 per head, with the top 25% and 50% receiving premiums of $83.31 and $68.31, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. ♦

Young Producers Council Completes...	continued from page 1

packing and fabrication facility in Dodge City. The talent, skills and leadership displayed by the YPC confirms the future of the beef industry is in very good hands.

Please let us know of sons, daughters and young associates in your operation that should be considered for inclusion in future YPC sessions. ♦

Liver Abscess Data Added to Settlements

In November 2016, USPB added additional information to its settlement sheet. The number and percentage of total condemned livers and open abscessed livers are now listed. The purpose is simply for information sharing to help producers know more about their cattle.

Liver abscesses are an indication of overall health of the animal, and can occur when cattle are fed high concentrate diets. Open abscesses can also adhere to the inner wall of the carcass and cause trimming, resulting in decreased carcass yield, or dressing percentage. As a point of reference, during the past twelve months, USPB cattle, excluding those on a natural program, have averaged 15.15% total condemned livers and 3.50% open abscesses. Factors related to the level of condemned livers include: ration forage/concentrate levels, forage particle size, bunk management and the usage of feed grade antibiotics. Please share your information with your consulting nutritionist, or call if you have questions. ♦

Qualified Seedstock Suppliers Spring Sale Dates
The following USPB Qualified Seedstock Suppliers will conduct sales during March through May. See USPB’s web page for links that detail sale times and locations. ♦

Marshall & Fenner	March 17
Molitor Angus Ranch	March 18
Briarwood Farms	March 19
Rishel Angus	March 20
Larson Angus Ranch	March 22
Oleen Brothers	March 27
Gardiner Angus Ranch	April 1 & May 8
Chair Rock Ranch	April 5
Heartland Simmental and Angus	April 30

Wildfire Relief

Many USPB members have recently suffered losses of livestock, forage and hay, fences and ranching supplies, and even their homes due to wildfires. To make cash or in-kind donations of hay or fencing materials, the following state associations have foundations and programs to assist with donations: Kansas Livestock Association at 785-273-5115 or www.kla. org; Colorado Livestock Association at 970-378-0500 or www.coloradolivestock.org; the Oklahoma Cattleman’s Association at 405-235-4391 or www.okcattlemen. org; and the Texas & Southwestern Cattle Raisers Association at 817-332-7064 or www.tscra.org. ♦

USDA’s Choice/Select Spread